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Consent of Independent Engineering and Environmental Services Firm

We consent to Companhia Siderúrgica Nacional making references to our report issued in April 2007 with respect to the audit of the Casa de Pedra Iron Ore Reserves for 31 December 2006 in its Annual Report of Foreign Private Issuers (From 20-F) filed from time-to-time with the U.S. Securities and Exchange Commission and other financial information to be issued from time-to-time.

Santiago
June 11, 2009

GOLDER ASSOCIATES S.A.

Dr M Godoy
MAusIMM, MIAMG, SME.

Principal, Ore Evaluation Services